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               [ECKERT SEAMANS CHERIN & MELLOTT, LLC LETTERHEAD]

                                 April 20, 1998

Anchor Glass Container Corporation
One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, Florida 33634-7513

        Re:  Anchor Glass Container Corporation
            $50,000,000 9 7/8% Senior Notes due 2008

Ladies and Gentlemen:

     We have acted as counsel to Anchor Glass Container Corporation, a Delaware corporation (the "Company") in connection with the proposed issuance and exchange of up to $50,000,000 aggregate principal amount of the Company's 9 7/8% Senior Notes due 2008 (the "New Notes") for an equal principal amount of the Company's 9 7/8% Senior Notes due 2008 outstanding on the date hereof (the "Old Notes"), to be issued pursuant to the Indenture dated as of March 16, 1998 (the "Indenture") by and among the Company, as issuer, and The Bank of New York, as trustee (the "Trustee").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the New Notes have been duly authorized.

     The opinions expressed herein are limited to the laws of the State of Delaware and the federal laws of the United States of America, as currently in effect.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Company to register the exchange of the New Notes for the Old Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                         Very truly yours,

                                         /s/ ECKERT SEAMANS CHERIN & MELLOTT,
                                         LLC
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                                         Eckert Seamans Cherin & Mellott, LLC